EXHIBIT 12

                         THE BEAR STEARNS COMPANIES INC.
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT FOR RATIO)

                                 (Unaudited)         (Unaudited)          Fiscal Year         Five-Months
                               Six Months Ended    Six Months Ended          Ended               Ended
                                 May 25, 2001        May 26, 2000      November 30, 2000   November 26, 1999
                               ----------------    ----------------    -----------------   -----------------

Earnings before taxes on
   income                         $  519,793          $  619,622          $1,171,523          $  453,592
                                  ----------          ----------          ----------          ----------

Add:  Fixed Charges
      Interest                     2,003,113           2,348,237           4,800,891           1,531,787
      Interest factor in
       rents                          16,460              15,900              32,200              12,783
                                  ----------          ----------          ----------          ----------
   Total fixed charges             2,019,573           2,364,137           4,833,091           1,544,570
                                  ----------          ----------          ----------          ----------

Earnings before fixed
   charges and taxes on
   income                         $2,539,366          $2,983,759          $6,004,614          $1,998,162
                                  ==========          ==========          ==========          ==========

Ratio of earnings to
   fixed charges                         1.3                 1.3                 1.2                 1.3
                                  ==========          ==========          ==========          ==========

                                Fiscal Year         Fiscal Year         Fiscal Year         Fiscal Year
                                   Ended               Ended               Ended               Ended
                               June 30, 1999       June 30, 1998       June 30, 1997       June 30, 1996
                               -------------       -------------       -------------       -------------

Earnings before taxes on
   income                       $1,064,108          $1,063,492          $1,013,690          $  834,926
                                ----------          ----------          ----------          ----------

Add:  Fixed Charges
      Interest                   3,379,914           3,638,513           2,551,364           1,981,171
      Interest factor in
       rents                        31,363              30,130              26,516              25,672
                                ----------          ----------          ----------          ----------
   Total fixed charges           3,411,277           3,668,643           2,577,880           2,006,843
                                ----------          ----------          ----------          ----------

Earnings before fixed
   charges and taxes on
   income                       $4,475,385          $4,732,135          $3,591,570          $2,841,769
                                ==========          ==========          ==========          ==========

Ratio of earnings to
   fixed charges                       1.3                 1.3                 1.4                 1.4
                                ==========          ==========          ==========          ==========

                                       43